UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 31, 2006
(Date of earliest event reported)

NEXTPHASE WIRELESS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27339	88-0343832
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

300 S. Harbor Boulevard, Suite 500, Anaheim, California 92805
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (800) 748-5548
________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective on March 31, 2006 NextPhase Wireless, Inc. and director and Chairman of the Board, Stephen Young (collectively the “Defendant Parties”), and Sean Rawlins (“Plaintiff”) entered into a Settlement Agreement and Mutual General Release pursuant to which the parties settled the following litigations which were previously disclosed in the Company’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

•	Sean Rawlins v. NextPhase Wireless, Inc., NextPhase Technologies, Inc., and Stephen Young.

The terms of the agreement provide that the agreement does not constitute any finding on the merits of the claims in the above legal action nor does it constitute an admission of any party of any wrongdoing or liability by any party. Pursuant to the agreement, among other things:

•
NextPhase agreed to pay $50,000 to Sean Rawlins, with $10,000 payable on April 1, 2006, for the reimbursement of Mr. Rawlins’ legal fees and the remaining $40,000 payable as compensation in four (4) equal monthly payments beginning on May 1, 2006.

•	NextPhase agreed to issue one million (1,000,000) shares of common stock to Sean Rawlins, returning the balance of the disputed shares to Treasury.

•	Sean Rawlins and the Defendant Parties exchanged general releases.

•	The agreement also provided that all the legal actions described above are dismissed with prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 7, 2006

NEXTPHASE WIRELESS, INC.

By:   /s/ Robert M. Ford
Robert M. Ford, Chief Executive Officer